From: Sierra Pacific Resources	To: PR Newswire, US1
Analyst Contact: Britta Carlson, (702) 367-5634
Media Contact: Karl Walquist, (775) 834-3891

May 10, 2005

Sierra Pacific Reports 1st Quarter 2005 Financial Results

     Reno, Nev. — Sierra Pacific Resources (NYSE: SRP) today reported a consolidated loss applicable to common stock of $9.5 million, or $0.08 per share, for the first quarter of 2005, compared with a consolidated loss of $44.5 million, or $0.38 per share, for the same quarter of 2004.

     The recent quarter’s improved financial results, when compared with the 2004 first quarter, were largely attributable to increased revenues at both of the company’s utilities, Nevada Power Company and Sierra Pacific Power Company, resulting from continued strong customer growth as well as higher rates that were implemented subsequent to last year’s first quarter.

     A portion of the improvement was due to non-operating charges at Sierra Pacific Resources during the 2004 first quarter, which did not reoccur in the 2005 first quarter. Those included, before taxes, a non-cash goodwill impairment charge of approximately $11.7 million; a non-cash charge of approximately $5.9 million as a write-off for disallowed merger costs; and a charge of some $12.6 million for tender fees associated with the early extinguishment of certain debt.

     Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources, said, “The past quarter’s results represent a substantial improvement over the comparable 2004 quarter and we are today a significantly stronger company as a result of initiatives that have and will continue to strengthen the company’s performance in the future.”

     Higgins cited as examples approximately $l.8 billion in financing activities during 2004 that reduced the company’s debt obligations and a company-wide organizational restructuring designed to improve operational and financial effectiveness and efficiencies.

Nevada Power Company

     Nevada Power Company reported a net loss of approximately $8 million for the first quarter of 2005, compared with a net loss of $15.4 million for the same 2004 period.

     Electric operating revenues for the quarter increased by 8.5%, compared with the same 2004 quarter, an improvement attributed to higher rates and increases in the number of residential, commercial and industrial customers, which rose by 5.6%, 5.7% and 4.8%, respectively. The increase was partially offset by a decrease in customer usage caused by milder weather during the 2005 quarter.

     The financial results were also affected by increases in other operating expense due to increased advisory fees, amortization of regulatory assets, and severance costs associated with the companywide organizational restructuring.

Sierra Pacific Power Company

     Sierra Pacific Power Company reported earnings applicable to common stock of $11.2 million for the 2005 quarter, compared with $6.7 million for the same period in 2004.

     Electric operating revenues increased by 12.5% over the 2004 first quarter because of rate increases and a larger number of residential and commercial customers, which grew by 3.6% and 3.2%, respectively, over the year-earlier quarter. Gas operating revenues for Sierra Pacific Power’s local distribution company increased by 13.6%, primarily because of colder weather in 2005 than in 2004, and an increase in rates that became effective on November 1, 2004.

     A detailed explanation of Sierra Pacific Resources’ first quarter 2005 financial results is available in the company’s Form 10-Q for the quarter ended March 31, 2005, which was filed with the Securities and Exchange Commission today and is available without charge through the EDGAR system at the SEC’s website. The Form 10-Q report will also be posted on the Sierra Pacific Resources website, www.sierrapacificresources.com.

Webcast Scheduled for 7 a.m. PDT Today

     Senior management of Sierra Pacific Resources will review the company’s first quarter 2005 financial results, regulatory issues and other matters during a conference call and live webcast today, May 10, at 7 a.m. Pacific Daylight Time.

     The webcast will be accessible on the Sierra Pacific Resources web site:

     www.sierrapacificresources.com.

     An archived version of the webcast will remain on the Sierra Pacific Resources’ web site for approximately one month following the live webcast. To listen to a recording of the call by telephone, call 1-800-475-6701 and use the conference call ID number, 779516, to access the recording.

About Sierra Pacific Resources

     Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50 percent interest in an interstate natural gas transmission partnership.

Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Resources’ ability to maintain access to the capital markets, Resources’ ability to receive dividends from its subsidiaries and the financial performance of the Company’s subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, adverse decisions in the Enron litigation or other pending or future litigation, unfavorable rulings in their pending and future rate cases, their ability to maintain access to the capital markets, their ability to purchase sufficient power to meet their power demands, and weather conditions during the summer months of 2005 and beyond. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Quarterly Reports on Form 10-Q for the quarter ended March 31, 2005 and their Annual Reports on Form 10-K for the year ended December 31, 2004, filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial Highlights (in thousands, except per share amounts)

1st Quarter	SPR 2005	SPR 2004	NPC 2005	NPC 2004	SPPC 2005	SPPC 2004
2005

Revenues	$648,974	$588,117	$354,134	$326,533	$294,548	$261,317

Operating Expenses	$590,026	$542,031	$330,869	$305,533	$265,029	$233,675

Earnings (Deficit) Applicable to Common Stock	($9,486)	($44,450)	—	—	$11,162	$6,696

Net Income (Loss)	($8,511)	($43,475)	($8,033)	($15,406)	$12,137	$7,671

Earnings (Deficit) Per Share Applicable to Common Stock	($0.08)	($0.38)	—	—	—	—